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                                   EXHIBIT 23

                    CONSENT OF INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders

Mazel Stores, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-32275 on Form S-8 of Mazel Stores, Inc. of our report dated April 19, 2002, relating to the consolidated balance sheets of Mazel Stores, Inc. and subsidiaries as of February 2, 2002 and February 3, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended February 2, 2002, which report appears in the February 2, 2002 Form 10-K of Mazel Stores, Inc.


KPMG LLP

Cleveland, Ohio


May 2, 2002